Exhibit 16

540 WALD STREET
IRVINE, CALIFORNIA 92618

HALL & COMPANY Certified PublicAccoulntants, Inc.	(949) 910-HALL (4255)
TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES	FAX (949) 910-4256

October 10, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Format, Inc.

Commission File No. 000-52213

We have read the statements made by Format, Inc. regarding the change of independent registered public accounting firms, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 3 of Part II of the Registration Statement on Form 10-SB, Amendment No. 1. We agree with the statements made regarding our Firm.

We have no basis to agree or disagree with any other statement made in Item 3 of such Registration Statement.

Very truly yours,

Hall & Company